UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

Sonim Technologies Signs Letter of Intent to Sell Substantially All Assets to Social Mobile

San Diego, CA – June 2, 2025 (NEWSFILE) -- Sonim Technologies, Inc. (NASDAQ: SONM), a leading provider of rugged mobile solutions, today announced the signing of a Letter of Intent (LOI) with Social Mobile®, a leading provider of enterprise mobility solutions.

●	Pursuant to the LOI, Social Mobile and Sonim intend to enter into a definitive agreement for the potential acquisition by Social Mobile of substantially all of the assets of Sonim and its direct and indirect subsidiaries (the “Transaction”). The LOI contemplates a purchase price of up to $20 million, including up to $5 million in earn-out consideration contingent upon achieving the target revenue as set forth in the LOI.
●	The LOI contemplates customary working capital and escrow terms.
●	The LOI grants Social Mobile an exclusivity period to negotiate and consummate the Transaction and permits Sonim to continue evaluating potential reverse take-over transactions (RTO) opportunities.

The Special Committee of Sonim’s Board of Directors, in consultation with its financial adviser, concluded that the proposed Transaction, if consummated, represents a compelling strategic opportunity to maximize value to Sonim’s stockholders while supporting the continued advancement of the Company’s innovative technology offerings.

Following an exhaustive review of strategic alternatives, the Special Committee determined that the proposed Transaction with Social Mobile best aligns with its goal of maximizing stockholder value. Key highlights of the LOI include:

●	a clearly defined structure;
●	secured financing without contingencies; and
●	an opportunity for Sonim to engage in an RTO.

The Transaction is subject to customary closing conditions and approvals.

The Special Committee remains focused on leveraging Sonim’s public company status through a potential RTO to enhance stockholder value further.

“This agreement represents the culmination of a diligent and thoughtful evaluation process by our Special Committee, supported by expert financial and legal advisors,” said Mike Mulica, Chair of the Special Committee for Sonim. “We believe this path not only delivers value to our stockholders but also ensures ongoing opportunities for our investors. The value of the proceeds from Social Mobile’s acquisition is superior to all other offers we’ve received, solidifying this as the optimal path forward. A reverse take-over transaction, if consummated, would provide additional future value for our current stockholders.”

The proposed Transaction is expected to strengthen the complementary capabilities of Sonim and Social Mobile, enhancing the combined organization’s ability to serve its clients effectively. Social Mobile’s CEO, Robert Morcos, added, “We see tremendous synergies with this acquisition. Sonim is a perfect addition to our enterprise portfolio, offering rugged and innovative mobile solutions that complement our mission. Together, we share a culture of innovation and aligned goals, which will allow us to better serve our global clients. We look forward to the exciting opportunities ahead as this Transaction progresses.”

About Sonim Technologies

Sonim Technologies is a leading U.S. provider of rugged mobile solutions, including phones, wireless internet data devices, accessories and software designed to provide extra protection for users that demand more durability in their work and everyday lives. Trusted by first responders, government, and Fortune 500 customers since 1999, we currently sell our ruggedized mobility solutions through tier one wireless carriers and distributors in North America, EMEA, and Australia/New Zealand. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

About Social Mobile

Social Mobile® is the leading provider of enterprise mobility solutions. We are an IoT design firm that specializes in developing custom devices for the world’s biggest companies in all industries, including healthcare, transportation, retail, and defense. As one of Google’s validated Android Enterprise Gold partners, we handle every aspect of our clients’ mobility needs—from design and deployment to managed services.

With direct partnerships and key suppliers around the world, we’ve distributed more than 15 million devices globally — on-time and on-budget, every time. We provide full supply-chain visibility, guaranteeing product availability while streamlining operations and lowering the total cost of ownership.

Founded in 2011 by current CEO Robert Morcos, Social Mobile maintains offices, warehouses, and facilities around the world, in addition to its head office in Hollywood, Florida. To learn more about Social Mobile, visit: www.socialmobile.com or follow us on LinkedIn, X, and YouTube.

Media Contacts

Anette Gaven
Sonim Technologies
P: 1-619-993-3058
pr@sonimtech.com

Christian Paul
Social Mobile
marketing@socialmobile.com

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sonim. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed Transaction, Sonim plans to file with the SEC a proxy statement (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed Transaction. This communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed Transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety when it becomes available and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed Transaction and the parties to the proposed Transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed Transaction or related matters, or other responses in relation to the proposed Transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim to ir@sonimtech.com.

Participants in the Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors – James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the proposed Transaction.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Party Transactions, and Director Independence” of Sonim’s Amendment No. 1 to its Annual Report on Form 10-K filed with the SEC on April 29, 2025 (the “Annual Report”).

Any subsequent updates following the date hereof to the information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed Transaction, if and when they become available. These documents will be available free of charge as described above.

Forward-Looking statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the anticipated effects of the proposed Transaction and the strategy of Sonim in connection with strategic alternatives, synergies of Sonim’s and Social Mobile’s businesses, and potential benefits of the proposed Transaction to Sonim’s stockholders. These forward-looking statements are based on Sonim’s current expectations, estimates and projections, and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “poised,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed Transaction; the possibility that the LOI will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed Transaction are not satisfied, including the risk that the required approvals are not obtained and that Sonim’s stockholders do not approve the proposed Transaction; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed Transaction not being completed on the terms reflected in the definitive agreement, or at all; the risk that the LOI may be terminated in circumstances that require Sonim to pay a termination fee; potential litigation relating to the proposed Transaction; the risk that the proposed Transaction and its announcement could have adverse effects on the market price of Sonim’s common stock; risk that the current board of directors of Sonim loses proxy contest and the new directors’ slate determines to terminate the proposed Transaction (whether at the state of LOI or definitive agreement); risks related to the possible failure of Sonim to achieve earn-out; the effect of the announcement of the proposed Transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed Transaction and the LOI; and other risks and uncertainties, including those described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.